Exhibit 2.1

Execution Copy

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (the “Agreement”), dated as of March 5, 2004, is by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company”), and GTE MIDWEST INCORPORATED, a Delaware corporation (the “Seller”).

Background

A. Pursuant to a Stock Purchase Agreement dated as of June 30, 2000 by and between the Seller and the Company, as amended (the “Stock Purchase Agreement”), the Seller purchased from the Company 125,000 shares of the Series A Convertible Preferred Stock, no par value, of the Company (the “Preferred Stock”). For purposes of this Agreement, the term “Purchased Stock” shall mean the Preferred Stock, together with any accrued but unpaid dividends thereon, and any other capital stock into which the Preferred Stock may be reclassified, converted or exchanged.

B. The Seller desires to sell the Purchased Stock to the Company and the Company desires to purchase the Purchased Stock from the Seller upon the terms and subject to the conditions specified herein.

Terms

NOW, THEREFORE, in consideration of the foregoing and the premises set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Purchase and Sale of the Purchased Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2(a)), the Seller hereby agrees to sell to the Company, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances (“Liens”), and the Company hereby agrees to purchase from the Seller, all of the Purchased Stock, for an aggregate purchase price of $100,000,000 (the “Purchase Price”).

2. Closing.

a. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Stock contemplated by this Agreement (the “Closing”) shall take place concurrently with the closing of the Debt Financing referred to in Section 6 (but in no event later than March 31, 2004), or at such other time as the Company and the Seller may agree.

b. At the Closing, the Company shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller (which shall be designated by the Seller at least one business day before the Closing).

c. At the Closing, the Seller shall deliver to the Company, free and clear of all Liens, a certificate evidencing the Purchased Stock, accompanied by a stock power duly executed in blank.

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Company that:

a. The Seller has the full legal right, power and authority to enter into this Agreement and to perform the Seller’s obligations hereunder, without the need for the consent of any other person or entity other than those consents which have been, or will by the Closing be, obtained.

b. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

c. The Seller is the sole record and beneficial owner of the Purchased Stock, free and clear of any and all Liens. At the Closing, the Seller will deliver to the Company, and the Company will acquire, good and valid title to the Purchased Stock, free and clear of any and all Liens.

d. The Seller has received a copy of the disclosure materials furnished by the Company that are attached as Exhibit A hereto (the “Disclosure Materials”). In making its decision to enter into this Agreement, the Seller has relied solely on the information contained in the Disclosure Materials, and the Seller has not relied on any other information provided by the Company or any of the Company’s officers, directors or affiliates. The Seller is sophisticated in financial matters and is a sophisticated seller with respect to the sale of the Purchased Stock to the Company and is able to evaluate the merits of entering into this Agreement. The Seller acknowledges that neither the Company nor any of the Company’s officers, directors or affiliates has given the Seller any investment advice or opinion on whether the sale of the Purchased Stock is prudent.

e. The Seller has been given the opportunity to obtain information regarding the business and affairs of the Company; the Seller’s requests to discuss such information and to obtain additional information have been responded to its satisfaction; and, in the Seller’s judgment, based on the Disclosure Materials, it has sufficient information to make an informed decision regarding the value of the Purchased Stock and whether to sell the Purchased Stock to the Company on the terms set forth herein.

f. The Seller acknowledges that (i) it has not relied and will not rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement and the Disclosure Materials, (ii) there are no representations or warranties by or on behalf of the Company or any of its affiliates or representatives other than those expressly set forth in this Agreement and (iii) its rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Seller that:

a. The Company has the full legal right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder, without the need for the consent of any other person or entity other than those consents which have been, or will by the Closing be, obtained.

b. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

c. The Disclosure Materials are true, correct and complete in all material respects; provided, however, that the Company makes no representation regarding the CIBC presentation included in the Disclosure Materials other than that such CIBC presentation is a complete and accurate copy of the presentation given by CIBC to the Board of Directors of the Company. The Company is not aware of any facts regarding the Company that it believes are material to the decision by the Seller to enter into this Agreement, other than the information contained in the Disclosure Materials.

5. Covenants.

a. The Company anticipates that it will finance the purchase of the Purchased Stock with debt financing of approximately $66,000,000 (the “Debt Financing”) and cash on hand of approximately $34,000,000. The Company shall use its commercially reasonable best efforts to obtain the Debt Financing on satisfactory terms.

b. Prior to the Closing, the Seller shall not sell, transfer or otherwise encumber the Purchased Stock.

6. Conditions to Closing.

a. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

(1) The representations and warranties of the Seller set forth in Section 3 shall be true and correct in all material respects at and as of the Closing as though then made;

(2) The Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(3) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeing to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages from the Company in connection with such transactions;

(4) The Company shall have received the proceeds of the Debt Financing upon terms and conditions satisfactory to the Company in its sole discretion; and

(5) The Company shall have received all necessary consents from its lenders and any necessary regulatory approvals.

b. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(1) The representations and warranties of the Company set forth in Section 4 (other than Section 4(c)) shall be true and correct in all material respects at and as of the Closing as though then made, and the representations and warranties of the Company set forth in Section 4(c) shall be true and correct in all material respects at and as of the date of this Agreement;

(2) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

(3) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeing to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages from the Seller in connection with such transactions.

7. Alternate Closing. In the event that the Closing does not occur on or before March 31, 2004 and the Seller and the Company shall have not agreed to extend the date of the Closing, then, unless the Seller and the Company shall otherwise agree, the provisions of this Agreement shall automatically, without any action being required by either the Seller or the Company, be modified and amended, effective as of April 1, 2004 (the “Amendment Effective Date”), as follows:

a. The defined term “Purchased Stock” shall mean 10,000 shares of the Series A Convertible Preferred Stock, no par value, of the Company, together with any accrued but unpaid dividends thereon, and any other capital stock into which such preferred stock may be reclassified, converted or exchanged;

b. The defined term “Purchase Price” shall mean $10,000,000;

c. The Closing shall occur on April 2, 2004, provided that all conditions to the Closing set forth in Section 6 (other than Section 6(a)(4), which shall be deemed waived) shall have been satisfied or waived at or prior to such date; and

d. Section 5(a) shall be deleted from this Agreement.

8. Termination. In event the Closing shall not have occurred by April 2, 2004, this Agreement shall automatically terminate, unless otherwise agreed by the Company and the Seller. In the event of the termination of this Agreement pursuant to this Section 8, all obligations of the parties under this Agreement shall terminate, and the parties hereto shall have no obligation or liability to each other; provided, however, that neither party shall be relieved of any obligation or liability arising from any willful breach by such party of any provision of this Agreement, whether pursuant to a Closing to occur prior to the Amendment Effective Date or pursuant to a Closing to occur on or after the Amendment Effective Date. Nothing in this Agreement shall be construed to limit the Seller’s rights with respect to the Preferred Stock following a termination of this Agreement pursuant to this Section 8.

9. Waiver. As a material inducement to the other party hereto entering into this Agreement, each party hereto waives, from and after the Closing, any claim or cause of action, known or unknown, foreseen or unforeseen, which it or any of its affiliates may have against the other party hereto with respect to the Stock Purchase Agreement and the terms of the Preferred Stock; it being understood that, for purposes of this Section 9, the Closing shall mean the Closing contemplated by this Agreement without giving effect to the provisions of Section 7 and the amendments specified therein.

10. Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.

11. Notices, etc. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered in person or by electronic facsimile or mailed, certified or registered mail with postage prepaid or by overnight courier:

If to the Company, to:

Iowa Telecommunications Services, Inc.

115 South Second Avenue West

Newton, IA 50208

Attention: Alan L. Wells, President

Fax No.: (641) 787-2001

With a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Carmen J. Romano, Esq.

Fax No.: (215) 994-2222

If to the Seller, to:

GTE Midwest Incorporated

10 95 Avenue of the Americas

New York, New York 10036

Attention: Treasurer

Fax No.: (212) 575-6386

12. Survival of Representations and Warranties. All representations and warranties contained herein and in any certificate, documentation or agreement delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing.

13. Further Assurances. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

14. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, except to the extent that the corporate law of the State of Iowa specifically and mandatorily applies.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations and writings with respect to such subject matter.

17. Counterparts. This Agreement may be executed in two or more counterparts by facsimile signature, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Stock Repurchase Agreement as of the date first above set forth.

THE COMPANY:

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ ALAN C. WELLS
Name:	Alan C. Wells
Title:	President & CEO

THE SELLER:

GTE MIDWEST INCORPORATED

By:	/s/ NEIL D. OLSON
Name:	Neil D. Olson
Title:	Treasurer

[Signature Page to Stock Repurchase Agreement]

Exhibit A

Disclosure Materials

1.	Memorandum dated February 9, 2004 from Alan L. Wells to Neil Olson.

2.	Memorandum dated March 5, 2004 from Alan L. Wells to Neil Olson.

3.	CIBC Presentation.

4.	2004 Budget of the Company.

5.	2003 Unaudited Annual Financial Statements of the Company.

6.	2002 Audited Annual Financial Statements of the Company.

7.	Rate Case Settlement Term Sheet.

8.	Rate Case Settlement Agreement.